Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3, No. 333-00000) and related Prospectus of Cintas Corporation for the registration of Cintas Corporation No. 2 Senior Debt Securities and to the incorporation by reference therein of our reports dated July 27, 2009, with respect to the consolidated financial statements and schedule of Cintas Corporation, and the effectiveness of internal control over financial reporting of Cintas Corporation, included in its Annual Report (Form 10-K) for the year ended May 31, 2009, filed with the Securities and Exchange Commission.

Ernst & Young LLP
Cincinnati, Ohio
July 31, 2009